Contact:
Crocker Coulson, President
CCG Investor Relations
(646) 213-1915
crocker.coulson@ccgir.com
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ShengdaTech Updates Timing of Jinan Fertilizer Acquisition and
Relocation of Chemical Facility

TAIAN CITY, Shandong Province, China, – September 29, 2008 – ShengdaTech, Inc. (“ShengdaTech” or “the Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People’s Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai’an City, Shandong Province, PRC, today announced that the Company expects to close the acquisition of Jinan Fertilizer Co., Ltd., (“Jinan Fertilizer”) before the local government’s mandated closing of its chemical facility in Tai’an City on October 31, 2008.

“Our affiliate, Shandong Shengda Technology Co., Ltd (“Shengda Group”), is currently in negotiations with the Jinan City government on the final terms of the acquisition. We are pleased with the progress being made and, per our purchase option agreement with Shengda Group, we expect to finalize the acquisition from Shengda Group before October 31, 2008,” commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. “In the unlikely event that the acquisition is not completed by the relocation deadline, we plan to continue production by renting production facilities from Jinan Fertilizer and its subsidiaries. Although Jinan Fertilizer’s product portfolio is somewhat different from our current product portfolio, we do not expect that this will have an impact on our revenue and earnings. We will be producing Jinan Fertilizer’s product portfolio and benefiting from the high gross margin of Nitric Acid, a major product produced by Jinan Fertilizer, which has a high sales price. Should this interim step become necessary, we expect a smooth transition process from renting production to ownership,” added Mr. Chen.

At its annual meeting of shareholders on September 15, 2008, the Company communicated that it was reasonably confident it would receive an extension from the local government to continue operating its chemical facility beyond October 31, 2008. However, as a result of the recent mining accidents and food safety issues in China, the Chinese government has tightened enforcement of environmental restrictions and workplace safety standards. Therefore, ShengdaTech no longer believes it will receive an extension and that it will be required to cease operations at the facility on November 1, 2008, as previously announced.

The Tai’an facility is not in violation of any safety regulations. Rather, the relocation notice is part of China’s environmental law enforcement reform and was due to the facility’s close proximity to residential and non-manufacturing business properties. The Company plans to relocate its chemical operations to Jinan Fertilizer’s facility upon completion of the acquisition.

About ShengdaTech, Inc.

ShengdaTech Inc. (“the Company”) is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable cost-effective ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal-based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition of Jinan Fertilizer within the timeframe discussed, unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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